Exhibit 107

Calculation of Filing Fee Tables

Table 1 – Transaction Value

	Transaction Valuation	Fee Rate	Amount of Filing Fee

Fees to be Paid	$19,195,200(1)	0.00014760	$2,833.22(2)

Fees Previously Paid	$0		$0

Total Transaction Valuation	$19,195,200

Total Fees Due for Filing			$2,833.22

Total Fees Previously Paid			$0

Total Fee Offsets			$2,833.22(3)

Net Fee Due			$0

Table 2 – Fee Offset Claims and Sources

	Registrant or Filer Name	Form of Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source

Fee Offset Claims		Form S-4	333-279319	May 10, 2024		$2,833.22

Fee Offset Sources	Drilling Tools International Corporation	Form S-4	333-279319		May 10, 2024		$2,833.22(3)

(1)

This Schedule 13E-3 relates to the registration of shares of common stock, par value $0.0001 per share (the “DTI Common Stock”) of Drilling Tools International Corporation (“DTI”) into which shares of common stock, $0.001 per share (the “SDPI Common Stock”) will be exchanged. The transaction valuation (the “Transaction Valuation”) is calculated solely for purposes of determining the filing fee in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Transaction Valuation is calculating based on the product of (a) $1.24, the average of the high and low prices of SDPI Common Stock as reported on the New York Stock Exchange American on May 7, 2024, which is within five business days prior to the filing of this Schedule 13E-3 and (b) 15,480,000, the estimated maximum number of SDPI Common Stock that may be exchanged for consideration in the merger that is the subject of this Schedule 13E-3 (the “Merger”).

(2)	The filing fee, calculated in accordance with Exchange Act Rule 0-11, is calculated by multiplying the Transaction Valuation by 0.0.00014760.
(3)	DTI previously paid $3,790.34 upon the filing of its Registration Statement on Form S-4 on May 10, 2024 in connection with the transaction reported hereby.